Exhibit 99.2

For more information, contact:

Megan Bishop, Teneo for WW

+1 917.544.0071

megan.bishop@teneo.com

Julie Bornstein and Tracey D. Brown Join Board of Directors of WW – the new Weight Watchers

NEW YORK, February 26, 2019 – WW (NASDAQ: WTW) – the new Weight Watchers – today announced two board appointments: Julie Bornstein, Chief Executive Officer of a new venture-backed company she founded and previous Chief Operating Officer of Stitch Fix, and Tracey D. Brown, Chief Executive Officer of the American Diabetes Association. Philippe J. Amouyal, director since 2002, and Cynthia Elkins, director since 2014, will step down from the Board, effective midnight tonight.

“On behalf of the entire Board of Directors, I would like to thank Philippe and Cindy for their commitment and many invaluable contributions to WW,” said Raymond Debbane, Chairman of the WW Board of Directors. “With the addition of Julie and Tracey, the WW Board is gaining valuable diversity in perspective, background and industry experience. As we continue to evolve to become the world’s partner in wellness, I am confident that both Julie and Tracey will be instrumental in helping to guide the company through this transformation.”

Julie Bornstein

In addition to her new role as a WW director, Bornstein is Chief Executive Officer of a new venture-backed company she founded. Prior to her new venture, she served for more than two years as Chief Operating Officer of Stitch Fix, Inc., an online subscription styling service. In that role, she was responsible for strategy, marketing, creative, warehouse operations, client service, and the 3,400-person stylist organization. Bornstein joined Stitch Fix from Sephora, where she served as Chief Digital Officer. Under her leadership, Sephora grew its e-commerce business dramatically, introduced the industry’s leading loyalty program, and made significant investments in digital commerce.

Before joining Sephora, Bornstein served as Head of E-commerce at Urban Outfitters, where she built its online business. She also led the successful launch of Nordstrom’s e-commerce platform. Earlier in her career, Bornstein worked in merchandising at DKNY, business development at Starbucks, and investment banking at Robertson Stephens. She holds a BA and MBA from Harvard University and currently serves on the board of directors for Redfin.

Tracey D. Brown

Brown currently serves as Chief Executive Officer of the American Diabetes Association (ADA), the nation’s largest voluntary health organization and a global authority on diabetes. Brown joined the ADA in June 2018 after holding several senior roles at Sam’s Club, a division of Walmart, Inc. Most recently, she served as Senior Vice President of Operations and Chief Experience Officer, where she was responsible for creating meaningful member experiences, directing member strategy, marketing and branding, go-to-market execution, data and analytics and membership operations. Brown brings to WW more than 25 years of experience in driving global business growth, leveraging data to connect consumers with brands and creating omni-channel experiences to escalate customer loyalty.

Prior to joining Sam’s Club, she was Chief Executive Officer and Managing Director of RAPP Dallas, a data-driven integrated marketing agency within Omnicom Group. Before RAPP, Brown served as Chief Operating Officer for direct marketing agency Direct Impact, where she coordinated strategic, tactical and overall company operations. Previously, she was director of worldwide consumer marketing for Advanced Micro Devices, where she drove global marketing and demand generation activity around the world, including China, India, Russia, France, Spain, Italy and Japan. Early in her career, Brown served in leadership positions at American Express, Proctor & Gamble and Exxon Mobil. She earned her MBA from Columbia Business School in New York and her bachelor’s degree in Chemical Engineering from the University of Delaware.

About WW

WW – the new Weight Watchers – is a global wellness company and the world’s leading commercial weight management program. We inspire millions of people to adopt healthy habits for real life. Through our engaging digital experience and face-to-face group workshops, members follow our livable and sustainable program that encompasses healthy eating, physical activity, and a helpful mindset. With more than five decades of experience in building communities and our deep expertise in behavioral science, we aim to deliver wellness for all. To learn more about the WW approach to healthy living, please visit ww.com. For more information about our global business, visit our corporate website at corporate.ww.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions and other important factors. Readers are cautioned not to put undue reliance on such forward-looking statements because actual results may vary materially from those expressed or implied. The reports filed by the Company pursuant to United States securities laws contain discussions of these risks and uncertainties. The Company assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are advised to review the Company’s filings with the United States Securities and Exchange Commission (which are available from the SEC’s EDGAR database at www.sec.gov, at various SEC reference facilities in the United States and via the Company’s website at corporate.ww.com).